UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2008

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 30, 2008, Emilio Cordova, Vice President of Business Development, will resign from Bioanalytical Systems, Inc. after more than twelve years of service to pursue other opportunities.

Jon Brewer has been hired to replace Mr. Cordova as Vice President of Sales and Marketing effective October 1, 2008. Mr. Brewer has nearly 25 years of experience as a sales and marketing executive in the pharmaceutical industry. Most recently he consulted with companies to develop and implement new business strategies. Prior to that he served as Vice President of Integrity Pharmaceuticals and continued in this role through the merger with Xanodyne, a specialty pharmaceutical company headquartered in Cincinnati, OH. He has a strong history of developing and executing product launches and sales strategies resulting in exceptional sales growth.

The Employment Agreement between Bioanalytical Systems Inc. (“the Company”) and Jon Brewer, the Vice President of Sales and Marketing, is effective on October 1, 2008. This Employment Agreement expires on March 31, 2010, with one-year renewal terms thereafter. Under the terms of the Employment Agreement, Mr. Brewer will receive an initial annual salary of $155,000. Additionally, Mr. Brewer will receive a sign-on bonus in two installments of $5,000 each. He will also be eligible to participate in Company bonus plans and in other employee benefit plans which are generally made available to Company employees. The agreement includes confidentiality and nondisclosure provisions relating to confidential and proprietary information of the Company. Mr. Brewer also agrees not to solicit customers or employees of the Company to leave the Company during, and for a period of two years following termination of, his employment.

Mr. Brewer may resign at any time upon 90 days written notice, and the Company may terminate Mr. Brewer's employment without cause, as defined in the Employment Agreement, at any time upon 90 days written notice. If Mr. Brewer resigns for "good reason" as defined in the Employment Agreement or if his employment is terminated by the Company without cause, in addition to the payment of any accrued vacation pay, he will be entitled to continue to receive his then-current base salary for the 90-day notice period and for an additional 12 months following termination of employment, provided that the salary continuation following termination of employment will cease if Mr. Brewer becomes employed by a company that conducts laboratory experiments and research on behalf of other businesses. The Company may terminate the Employment Agreement at any time for cause as defined therein.

If, following any change in control of the Company (as defined in the Employment Agreement), Mr. Brewer (a) is terminated by the Company due to (i) the elimination or diminution of Mr. Brewer’s position, authority, duties and responsibilities relative to the most significant of those held, exercised and assigned at any time during the six month period immediately preceding the change in control, or (ii) a change in location requiring Mr. Brewer’s services to be performed at a location other than the location where Mr. Brewer was employed immediately preceding the change in control, other than any office which is the headquarters of the Company and is less than 35 miles from such location, or (b) resigns within one year of the change in control, then Mr. Brewer is entitled to receive payments equal to two years’ annual salary.

In connection with the Employment Agreement, the Company has agreed to grant Mr. Brewer incentive options to purchase 30,000 common shares of the Company under the Company's 2008 Employee Incentive Stock Option Plan at the per-share market price at the close of business on the last trading day prior to the date Mr. Brewer commences employment with the Company. The option grants are contingent upon Mr. Brewer commencing employment with the Company.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

10.1	Employment Agreement between Jon Brewer and Bioanalytical Systems, Inc., effective October 1, 2008.

99.1	Bioanalytical Systems, Inc. press release, issued September 26, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: September 26, 2008	By:	/s/ Michael R. Cox
Michael R. Cox
Vice President, Finance and Administration, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Jon Brewer and Bioanalytical Systems, Inc., effective October 1, 2008.

99.1	Bioanalytical Systems, Inc. press release, issued September 26, 2008.